EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-199688, 333-221357 and 333-230485) pertaining to ReWalk Robotics Ltd. 2006 Stock Option Plan, ReWalk Robotics Ltd. 2012 Equity Incentive Plan and ReWalk Robotics Ltd. 2014 Incentive Compensation Plan, as applicable, the Registration Statement on Form S-1 (File No. 333-227852) and the Registration Statement on Form S-3 (File No. 333-231305) of our report dated February 20, 2020, with respect to the consolidated financial statements of ReWalk Robotics Ltd. included in the annual report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

Haifa, Israel	/s/ KOST FORER GABBAY & KASIERER
February 20, 2020	A Member of EY Global